EXHIBIT (d)(4)

Execution Copy

SHARE PURCHASE AGREEMENT

between

Société Air France

as the Purchaser

ABN AMRO Bank N.V.

NS Groep N.V.

SNS Reaal Group N.V

Fortis Bank (Nederland) N.V.

Imtech N.V.

Koninklijke Luchtvaart Maatschappij N.V.

as the Sellers

for the purchase by Société Air France of the Priority Shares held by the Sellers in the share capital of Koninklijke Luchtvaart Maatschappij N.V.

NautaDutilh

Amsterdam

Place: Amsterdam

Date:

SHARE PURCHASE AGREEMENT

THE UNDERSIGNED

1.	Société Air France, a société anonyme incorporated under the laws of France with a share capital of EUR 1,868,137,539.50 registered under the number 552 043 002 RCS Bobigny and having its registered office at 45, rue de Paris, 95747 Roissy CDG Cedex, France, (hereinafter referred to as “AF” or the “Purchaser”)

2.	ABN AMRO Bank N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 33002587 and having its registered office at Amsterdam, the Netherlands

3.	NS Groep N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 30124358 and having its registered office at Utrecht, the Netherlands;

4.	SNS Reaal Groep N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 16062627 and having its registered office at Utrecht, the Netherlands;

5.	Fortis Bank (Nederland) N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 30064791 and having its registered office at Rotterdam, the Netherlands;

6.	Imtech N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 24114856 and having its registered office at Rotterdam, the Netherlands;

7.	Koninklijke Luchtvaart Maatschappij N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 33014286 and having its registered office at Amstelveen, the Netherlands, hereinafter referred to as “KL”;

(Parties 2 through 7 hereinafter referred jointly to as the “Sellers”, the parties 1 through 7 hereinafter referred to jointly as the “Parties” and individually also as a “Party”)

WHEREAS

A.	AF and KL have jointly determined that it is in the best interest of their respective groups and shareholders to combine their respective businesses and operations, in order to create a leading airline group (the “Combination”).

B.	In order to achieve the Combination, AF and KL are negotiating a Framework Agreement (the “Framework Agreement”) pursuant to which AF will make an exchange offer (the “Exchange Offer”) for all of the issued and listed common shares in bearer form in the capital of KL (the “KL Common Shares”) and listed common shares in registered form, represented by certificates registered in New York (New York Registry Shares) of KL (each a “KL NYRS”), in the share capital of KL (the KL Common Shares and the KL NYRSs being hereinafter referred to as the “KL Securities”), with a view to acquiring all the tendered KL Securities, subject to the terms and conditions of the Exchange Offer.

C.	The Sellers are legal and beneficial owners of the Priority Shares (as defined below).

D.	The Parties have agreed that, subject to the Exchange Offer being made and subsequently honoured (gestand gedaan) by AF in compliance with its terms and conditions (the “Closing Date”), the Sellers shall sell and transfer the Priority Shares to AF and AF shall purchase and accept the Priority Shares from the Sellers free of any Encumbrance and on the terms and subject to the conditions of this Agreement.

NOW HEREBY AGREE AS FOLLOWS

1.	INTERPRETATION

1.1.	Definitions

The capitalised terms and expressions in this Agreement shall have the meaning ascribed to them in the Framework Agreement unless otherwise specified in this Agreement:

Business Day	a day (other than a Saturday or a Sunday) on which banks are generally open in the Netherlands and in France

Completion	completion of the sale and purchase of the Priority Shares in accordance with this Agreement

Completion Date	the date of Completion in accordance with Clause 4.1 hereof

Clause	a clause of this Agreement

Deed of Transfer	the [deed or deeds] to be executed by the relevant Parties on the Completion Date in the form as attached hereto as Schedule 1

Encumbrances	means any liens, charges, pledges, encumbrances, security interests, options, rights of first refusal or right of first offer or any agreement, option, undertaking, offer or personal right or other obligation that has the purpose or effect of restricting the ownership or the transferability of the relevant security, except for those arising from Book 2 of the Dutch Civil Code or the articles of association of KL

Notary	a civil law notary (notaris ) of NautaDutilh Amsterdam

Priority Shares	(i) 150 priority shares held by ABN AMRO Bank N.V. with a nominal value of EUR 2 each in the issued and outstanding share capital of KL

(ii) 37 priority shares and 2 P-scrips held by NS Groep N.V. with a nominal value of EUR 2 each in the issued and outstanding share capital of KL

(iii) 37 priority shares and 2 P-scrips held by SNS Real Group N.V. with a nominal value of EUR 2 each in the issued and outstanding share capital of KL

(iv) 37 priority shares and 2 P-scrips held by Fortis Bank (Nederland) N.V. with a nominal value of EUR 2 each in the issued and outstanding share capital of KL;

(v) 37 priority shares and 2 P-scrips held by Imtech N.V. with a nominal value of EUR 2 each in the issued and outstanding share capital of KL; and

(vi) 37 priority shares and 2 P-scrips held by KL of EUR 2 each in the issued and outstanding share capital of KL.

Warranties	The representations and warranties as contained in Clause 6 hereof

1.2.	Interpretation

a.	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

b.	Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender.

c.	English language words used in this Agreement intend to describe Dutch legal concepts only and the consequences of the use of those words in English Iaw or any other foreign law shall be disregarded.

d.	This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement or any agreement resulting therefrom and any translation thereof, the English language version shall prevail. Subject to Clause 1.2 (o) the English language version shall also prevail for interpretation purposes.

e.	References to any Dutch legal concept shall, in respect of any jurisdiction other than the Netherlands, be deemed to include that which in that jurisdiction most closely approximates the Dutch legal concept.

f.	The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

g.	The headings used in this Agreement are for convenience and reference only and are not to effect the construction of this Agreement or be taken into consideration in the interpretation of this Agreement.

h.	Unless otherwise stated, references to Clauses are to clauses of this Agreement.

2.	SALE AND PURCHASE, PURCHASE PRICE

2.1.	Sale and purchase

Subject to the terms and conditions hereof, each of the Sellers shaIl sell to AF and AF shall purchase from the Sellers such Priority Shares as mentioned opposite its name in Clause 1.1.

2.2.	Transfer

On Completion, the Priority Shares shall be transferred (geleverd) free from all Encumbrances and together with all rights attaching to them in accordance with the Deed of Transfer, against payment of the purchase price for the Priority Shares in accordance with Clause 2.3 hereof. KL shall acknowledge the transfer of the Priority Shares through execution of the Deed of Transfer.

2.3.	Purchase Price

The aggregate purchase price payable by AF to the SeIlers for the Priority Shares shall be the aggregate sum of four thousand seventy seven EUR and 70 cents, EUR 4,077.70, being EUR 12.10 per Priority Share (whereby 4 P- scrips are deemed to be one Priority Shares), being the amount paid on the Priority Shares according to KL’s books, to be apportioned to the Sellers in accordance with their shareholding set out in Clause 1.1.

3.	CONDITIONS PRECEDENT

3.1.	Completion is conditional on

a.	the Framework Agreement being signed by AF and KL; and

b.	the honouring (gestanddoening) of the Exchange Offer.

3.2.	The conditions precedent set out in Clause 3.1 are for the benefit of all Parties and may not be waived without the written consent of the Parties.

3.3.	If the condition precedent set out in Clause 3.1 (a) has not been fulfilled or waived by 31 October 2003 (or such later date as the Parties may agree in writing) or if the condition precedent set out in Clause 3.1 (b) has not been fulfiIled or waived by 31 December 2004 (or such later date as the Parties may agree in writing), AF and KL shall inform the Sellers accordingly and this Agreement shall terminate, lapse and cease to have effect with immediate effect (without further notice required), except for this Clause, the Clauses headed “Confidentiality”, “Miscellaneous”, “Governing Law and Disputes”, and “Interpretation”, which Clauses shall survive termination and remain binding on the Parties.

4.	COMPLETION

4.1.	Completion shall take pIace at the offices of the Notary at 10.00 a.m. on the date of completion of the Exchange Offer or at such other time and on such later date as the Parties may agree.

4.2.	On the Completion Date, prior to Completion, AF will pay the purchase price for the Priority Shares as provided for in Clause 2.3 hereof by wire transfer into accounts designated by the Sellers.

4.3.	On the Completion Date, the Priority Shares shall be transferred to AF pursuant to the Deed of Transfer.

4.4.	Each of the Sellers hereby grants AF an irrevocable power of attorney to sign the Deed of Transfer on their behalf, subject only to fulfilment of the condition precedent set out in Clause 3.1.

5.	UNDERTAKINGS OF THE SELLERS

Each of the Sellers hereby irrevocably undertakes and agrees to and with AF that:

a.	unless and until the Exchange Offer lapses or is withdrawn or the Sellers’ obligations under this undertaking lapse in accordance with this Agreement, each Seller will not sell, transfer, charge, pledge or grant any option over or otherwise dispose of, or bring about a transaction in, any of the Priority Shares;

b.	unless and until the Exchange Offer lapses or is withdrawn, each Seller (excluding KL) shall vote on the Priority Shares in favour of or against any resolution or abstain from voting on any resolution as directed by AF, at any general meeting of KL at which the Sellers are entitled to vote; and

c.	the public announcement which unequivocally states the intention of AF to make the Exchange Offer, and any further announcements as made by AF alone or in conjunction with KL, may incorporate a reference to the Sellers and to the terms of this undertaking, and, in accordance with the rules of the Securities Markets Supervision Act (Wet toezicht effectenverkeer 1995) and the Securities Markets Supervision Decree (Besluit toezicht effectenverkeer 1995) and/or applicable Euronext Amsterdam N.V. regulations, the offer document will refer to this Agreement.

6.	Warranties

6.1.	Each of the Sellers, acting severally and not jointly, represents and warrants (garandeert) to AF that:

a.	it is the legal and beneficial holder and owner of the Priority Shares mentioned opposite its name in Clause 1.1, those Priority Shares are fully paid or credited as fully paid and those Priority Shares are free from all Encumbrances;

b.	no further consent, approval or authorisation of any governmental agency or other person is required by the Sellers for the entry into and the performance of their obligations under this Agreement, except the approval of the priority shareholders meeting, which has been given; and

c.	they have all relevant authority to transfer the Priority Shares together with all rights attaching to them and there are no applicable restrictions or limitations pertaining to the Priority Shares.

6.2.	Each Seller will pay to AF all damages, liabilities, losses and costs of AF incurred as a result of the breach of a Warranty by such Seller determined in accordance with article 6:96 Dutch Civil Code. The liability of each Seller under this Clause 6 shall be limited to an amount equal to the pro rata share of the purchase price for the Priority Shares of such Seller as provided for in Clause 2.3 hereof.

6.3.	Any payment made by a Seller in respect of its breach of the Warranties shall be deemed to be a reduction of the pro rata share of the purchase price for the Priority Shares of such Seller as provided for in Clause 2.3 hereof.

6.4.	Each of AF and KL represents and warrants (garandeert) for itself to the Sellers that:

a.	it has the requisite power and authority to enter into and perform this Agreement;

b.	this Agreement has been duly authorised and executed by it and constitutes a binding obligation on it;

c.	compliance with the terms of this Agreement does not and will not conflict with or constitute a default under: (i) any provision of its articles of association (or equivalent documents); or (ii) any lien, lease, order, judgement, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound;

d.	no further consent, approval or authorisation of any governmental agency or other person is required by it for the entry into and the performance of its obligations under this Agreement.

7.	CONFIDENTIALITY

7.1.	No Party shall make or permit any person connected with it to make any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion, except in respect of KL and AF to the extent agreed otherwise in the Framework Agreement.

7.2.	AF and KL shall and shalI procure that each member of their respective groups from time to time shall keep confidential all information provided to them by or on behalf of the Sellers or otherwise obtained by or in connection with this Agreement which relates to the Sellers.

7.3.	The Sellers shall keep confidential all information provided to it by or on behalf of AF or KL or otherwise obtained by or in connection with this Agreement which relates to AF or KL or any member of their respective groups.

7.4.	Nothing in this Clause prevents any announcement being made or any confidential information being disclosed:

a.	with the written approval of the other Parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

b.	to the extent required by law or any competent regulatory body, subject to the Party required to disclose any confidential information promptly notifying the other Party, where practicable and lawful to do so, before disclosure occurs and co-operating with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement.

8.	POST COMPLETION UNDERTAKING

On or after Completion the Sellers shall execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as AF may from time to time require in order to vest any of the Priority Shares in AF or as otherwise may be necessary to give full effect to this Agreement. AF shall bear all costs and expenses in connection with any acts and things required by AF from the Sellers in accordance with this Clause 8.

9.	MISCELLANEOUS

9.1.	Partial invalidity

In the event that a provision of this Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, in view of the Agreement’s substance and purpose, such remainder is not inextricably related to and therefore inseverable from the invalid, illegal, non binding or unenforceable provision. The Parties shall make every effort to reach agreement on a new Clause which differs as little as possible from the invalid, illegal, not binding or unenforceable provision, taking into account the substance and purpose of this Agreement.

9.2.	No rescission

The Parties hereby waive (i) their rights under Articles 6:265 to 6:272 of the Dutch Civil Code to rescind (“ontbinden”), or demand in legal proceedings the rescission (“ontbinding”) of, this Agreement and (ii) their rights to demand in legal proceedings annulment (“vernietiging”) of this Agreement.

9.3.	Assignment

No Party may assign any of its rights or transfer any of the obligations under this Agreement without the prior written consent of the other Parties.

10.	GOVERNING LAW AND DISPUTES

10.1.	This Agreement shall be governed by and construed in accordance with the laws of Netherlands.

10.2.	In the event a dispute between the Parties arises out or in connection with this Agreement, including any question concerning its validity, termination, interpretation, performance, operation, enforcement or breach, such dispute shall firstly be submitted to settlement proceedings under the ICC Rules of Optional Conciliation of the International Chamber of Commerce for settlement. Settlement shall be conducted by a sole conciliator appointed in accordance with said rules. The place of settlement shall be Brussels. The conciliation procedure shall be conducted in the English language. If the dispute has not been settled pursuant to said rules within five business days following the filing of a request for conciliation or within such other period as the Parties may agree in writing, such dispute shall be finally settled in accordance with the rules of arbitration of the International Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators appointed in accordance with said rules. The place of arbitration shall be Brussels, Belgium. The arbitral procedure shall be conducted in the English language.

Signed in counterparts on     October 2003 by

Société Air France		Koninklijke Luchtvaart Maatschappij N.V.

/s/ JEAN-CYRIL SPINETTA		/s/ LEO VAN WIJK
By:		By:

NS Groep N.V.

/s/ PETER VAN JOSE
By:	Mr Peter Van Jose, Director general & Legal affairs.

SNS Reaal Groep N.V.

/s/ R.R. LATENSTEIN VAN VOOIEST
By:		By:

ABN AMRO Bank N.V.

/s/ T.A. VAN KLEEF		/s/ A.D.J. PROST
By:	T.A. van Kleef	By:	A.D.J. Drost

Fortis Bank (Nederland) N.V.

/s/ J. VAN BEVEREN		/s/ J.A. OPTEN NOORT
By:	J. van Beveren	By:	J.A. opten Noort

Imtech N.V.

/s/ BRIM GERMER
By:	Brim Germer

DEED OF TRANSFER

between

Société Air France

as the Purchaser

ABN AMRO Bank N.V

NS Groep N.V.

SNS Reaal Group N.V

Fortis Bank (Nederland) N.V.

Imtech N.V.

Koninklijke Luchtvaart Maatschappij N.V.

as the Sellers

for the acquisition by Société Air France of the Priority Shares held by the Sellers in the share capital of Koninklijke Luchtvaart Maatschappij N.V.

NautaDutilh

Amsterdam

Place: Amsterdam

Date:

THE UNDERSIGNED

1.	Société Air France, a société anonyme incorporated under the laws of France with a share capital of EUR 1,868,137,539.50 registered under the number 552 043 002 RCS Bobigny and having its registered office at 45, rue de Paris, 95747 Roissy CDG Cedex, France, (hereinafter referred to as the “Purchaser”);

2.	ABN AMRO Bank N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 33002587 and having its registered office at Amsterdam, the Netherlands

3.	NS Groep N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 30124358 and having its registered office at Utrecht, the Netherlands;

4.	SNS Reaal Groep N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 16062627 and having its registered office at Utrecht, the Netherlands;

5.	Fortis Bank (Nederland) N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 30064791 and having its registered office at Rotterdam, the Netherlands;

6.	Imtech, N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 24114856 and having its registered office at Rotterdam, the Netherlands;

7.	Koninklijke Luchtvaart Maatschappij N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 33014286 and having its registered office at Amstelveen, the Netherlands, hereinafter referred to as “KL”,

(Parties 2 through 7 hereinafter referred jointly to as the “Sellers”)

WHEREAS

A.	The Sellers are legal and beneficial owners of the Priority Shares (as defined below);

B.	By a share purchase agreement dated [ ] (the “Agreement”), entered into by the Sellers and the Purchaser (the “Parties”), the Parties have agreed that the Sellers shall sell and transfer the Priority Shares to the Purchaser and the Purchaser shall purchase and accept the Priority Shares from the Sellers free of any encumbrance and on the terms and subject to the conditions of the Agreement;

C.	The Sellers and the Purchaser now wish to effect the sale, purchase and transfer of the Priority Shares.

NOW HEREBY AGREE AS FOLLOWS

PURCHASE AGREEMENT

Article 1.

On the terms and conditions of the Agreement and this present agreement (hereinafter collectively the “Share Purchase Agreement”):

1.	ABN AMRO Bank N.V. hereby sells to the Purchaser, and the Purchaser purchases from ABN AMRO Bank N.V., 150 priority shares in the issued and outstanding share capital of KL, having a nominal value of EUR 2 each (the “Shares I”);

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2.	NS Groep N.V. hereby sells to the Purchaser, and the Purchaser purchases from NS Groep N.V., 37 priority shares and 2 P-scrips in the issued and outstanding share capital of KL, each of the priority shares having a nominal value of EUR 2 each (the “Shares II”);

3.	SNS Reaal Groep N.V. hereby sells to the Purchaser, and the Purchaser purchases from SNS Reaal Groep N.V., 37 priority shares and 2 P-scrips in the issued and outstanding share capital of KL, each of the priority shares having a nominal value of EUR 2 each (the “Shares III”);

4.	Fortis Bank (Nederland) N.V. hereby sells to the Purchaser, and the Purchaser purchases from Fortis Bank (Nederland) N.V., 37 priority shares and 2 P- scrips in the issued and outstanding share capital of KL, each of the priority shares having a nominal value of EUR 2 each (the “Shares IV”);

5.	Imtech N.V. hereby sells to the Purchaser, and the Purchaser purchases from Imtech N.V., 37 priority shares and 2 P-scrips in the issued and outstanding share capital of KL, each of the priority shares having a nominal value of EUR 2 each (the “Shares V”);

6.	Koninklijk Luchtvaart Maatschappij N.V. hereby sells to the Purchaser, and the Purchaser purchases from Koninklijk Luchtvaart Maatschappij N.V., 37 priority shares and 2 P-scrips in its issued and outstanding share capital, each of the priority shares having a nominal value of EUR 2 each (the “Shares VI”),

(the Shares I, Shares II, Shares III, Shares IV, Shares V en the Shares VI, hereinafter collectively referred to as the “Priority Shares”).

PURCHASE PRICE

Article 2.

The aggregate purchase price for the Priority Shares shall be the aggregate sum of EUR 4,077.70, being EUR 12.10 per Priority Share (whereby 4 P- scrips are deemed to be one Priority Share), being the amount paid on the Priority Shares according to KL’s books.

Each of the Sellers received the purchase price for the shares transferred by it pursuant to this agreement and hereby grants full and final discharge to the Purchaser for the payment thereof.

TRANSFER

Article 3.

Pursuant to the Share Purchase Agreement:

1.	ABN AMRO Bank N.V. hereby transfers the Shares I to the Purchaser;

2.	NS Groep N.V. hereby transfers the Shares II to the Purchaser;

3.	SNS Reaal Groep N.V. hereby transfers the Shares III to the Purchaser;

4.	Fortis Bank (Nederland) N.V. hereby transfers the Shares IV to the Purchaser;

5.	Imtech N.V. hereby transfers the Shares V to the Purchaser;

6.	Koninklijk Luchtvaart Maatschappij N.V. hereby transfers the Shares VI to the Purchaser,

which transfers the Purchaser hereby accepts.

NO RESCISSION

Article 4.

The Sellers and the Purchaser hereby waive (i) their rights under Articles 6:265 to 6:272 of the Dutch Civil Code to rescind (“ontbinden”), or demand in legal proceedings the rescission (“ontbinding”) of, the

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present sale, purchase and transfer of the Priority Shares and (ii) their rights to demand in legal proceedings annulment (“vernietiging”) of the present sale, purchase and transfer of the Priority Shares.

SHARE TRANSFER RESTRICTIONS

Article 5.

The share transfer restrictions in KL’s articles of association have, in respect of the transfer of the Priority Shares by this agreement, been duly observed, as is evidenced by a written resolution of the priority shareholders dated [                    ].

ACKNOWLEDGEMENT

Article 6.

KL declares that it has taken cognizance of and hereby acknowledges the transfer of the Priority Shares by this present agreement.

GOVERNING LAW AND DISPUTES

Article 7.

1.	This agreement shall be governed by and construed in accordance with the laws of the Netherlands.

2.	The provisions of Clause 10 of the Agreement relating to dispute resolution and arbitration shall apply mutatis mutandis to any dispute arising in connection with this present agreement.

Signed in [    ] copies on [                    ] 2003 by

Société Air France	Koninklijke Luchtvaart Maatschappij N.V.

By:	By:

NS Groep N.V.

By:

SNS Reaal Groep N.V.

By:	By:

4

ABN AMRO Bank N.V.

By:	By:

Fortis Bank (Nederland) N.V.

By:	By:

Imtech N.V.

By: